Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Premiere Publishing Group, Inc.

      We hereby consent to the inclusion in this Amendment No. 4 to Registration Statement on Form SB-2 for Premiere Publishing Group, Inc. of our report dated February 25, 2006, except for Note 8, as to which the date is May 3, 2006, relating to the financial statements of Premiere Publishing Group, Inc. as of December 31, 2005 and for the year ended December 31, 2005, which appears in such Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ RANDY GRUBER, CPA, P.C.

RANDY GRUBER, CPA, P.C.

June 12, 2006